UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PIXELWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 22, 2007

The 2007 Annual Meeting of the Shareholders of Pixelworks, Inc. will be held Tuesday, May 22, 2007 at 2:00 p.m. Pacific Daylight Time at our principal executive offices, 8100 SW Nyberg Road, Tualatin, Oregon, to conduct the following items of business:

1. To elect six Directors to serve for the following year or until their successors are elected;

2.	To ratify the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year; and

3. To transact any other business that properly comes before the meeting.

Shareholders who owned shares of our stock at the close of business on Friday, March 23, 2007 are entitled to receive notice of, attend and vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. For specific voting instructions, please refer to the information provided with your proxy card and in this proxy statement. You may attend the meeting in person even if you send in your proxy. Retention of the proxy is not necessary for admission to or identification at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/  Hans H. Olsen
Hans H. Olsen
President and Chief Executive Officer

Tualatin, Oregon
April 20, 2007

This proxy statement and accompanying proxy card are first being distributed on or about April 20, 2007.

PIXELWORKS, INC.
8100 SW Nyberg Road
Tualatin, Oregon 97062

PROXY STATEMENT
2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 22, 2007

THE MEETING

Purpose, Date, Time and Place Information

The enclosed proxy is solicited on behalf of the Board of Directors of Pixelworks, Inc. (“Pixelworks” or “Company”), an Oregon corporation. This proxy is for use at Pixelworks’ 2007 Annual Meeting of Shareholders (“Annual Meeting”) or any postponement or adjournment of that meeting. The Annual Meeting will be held at 2:00 p.m. Pacific Daylight Time, on Tuesday, May 22, 2007, at our principal executive offices, 8100 SW Nyberg Road, Tualatin, Oregon, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and the proxy, which are accompanied by a copy of our 2006 Annual Report, are being first mailed or otherwise delivered to shareholders on or about April 20, 2007. Shareholders who owned Pixelworks’ common stock at the close of business on March 23, 2007 are entitled to receive notice of, attend and vote at the Annual Meeting. On March 23, 2007, there were 48,831,765 shares of Pixelworks’ common stock issued and outstanding.

Voting and Revocability of Proxy

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked on the proxy. In the absence of voting instructions, the shares will be voted:

(1) For the nominees for Director listed in these materials and on the proxy; and

(2) For the ratification of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year.

The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting of Shareholders that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxy will be voted upon such matters as determined by a majority of the Board of Directors.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by voting in person at the Annual Meeting. A shareholder who attends the Annual Meeting, however, is not required to revoke the proxy and vote in person. All valid, unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

If your shares are held by your broker in “street name”, you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. Conversely, if you want to revoke your previous instructions given to your broker on how to vote your shares, you will need to do so in the manner provided by your broker. In the absence of such instructions from you, your broker has discretion to vote your shares on the proposed nominees of directors and ratification of independent registered public accounting firm. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy, identifying you as a shareholder of the Company, authorizing you to act on behalf of the broker at the meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to use of mail, proxies may be solicited by Directors, officers and employees of the Company, who will not be specifically compensated for such activities. Such solicitations may be made personally or by mail, e-mail, facsimile, telephone or messenger. The Company will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse these fiduciaries, custodians and brokerage houses for their reasonable expenses incurred in connection with that request.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Record Date

The Board of Directors has fixed the close of business on March 23, 2007 as the record date for the determination of the shareholders entitled to receive notice of, attend and vote at the Annual Meeting. Accordingly, only the holders of record of shares of common stock at the close of business on March 23, 2007 will be entitled to vote at the Annual Meeting, with each share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 190 shareholders of record and 48,844,199 shares of common stock then outstanding. The 48,844,199 shares of common stock outstanding includes 12,434 shares of common stock issuable upon the exchange of exchangeable shares of our Canadian subsidiary, Jaldi Semiconductor Corporation (“Jaldi”). These exchangeable shares, which were issued to former shareholders of Jaldi upon our acquisition of Jaldi, are intended to have characteristics essentially equivalent to our common stock, including the same voting rights as our common stock.

Beneficial Ownership

The following table sets forth certain information regarding the beneficial ownership as of March 23, 2007 of the common stock by (i) each person known by the Company to own beneficially more than 5 percent of the common stock, (ii) each Director and each Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table and (iv) all executive officers and Directors as a group.

	Number of
	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner (1)	Owned (2)	of Shares

Mazama Capital Management, Inc. (3)	9,253,080	18.9%
One Southwest Columbia Street, Suite 1500 Portland, Oregon 97258
Deutsche Bank AG (4)	4,148,619	8.5%
Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany
Allen H. Alley	2,203,600	4.5%
Mark A. Christensen	34,167	*
James R. Fiebiger	20,833	*
C. Scott Gibson	98,990	*
Frank C. Gill	107,159	*
Daniel J. Heneghan	20,833	*
Bruce A. Walicek	29,167	*
Hans H. Olsen	590,292	1.2%
Michael D. Yonker	63,958	*

	Number of
	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner (1)	Owned (2)	of Shares

Jeff B. Bouchard	8,882	*
Gang (Mark) Cui	146,861	*
Hongmin (Bob) Zhang	177,720	*
Directors and Executive Officers as a Group (15 persons)	3,823,937	7.6%

*	Less than 1%.

(1)	Unless otherwise indicated, the persons listed below have sole investment and voting power with respect to the common stock owned by them and the address is c/o Pixelworks, Inc., 8100 SW Nyberg Road, Tualatin, Oregon 97062.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting power and investment power with respect to shares. Shares that a person or group has the right to acquire within 60 days after March 23, 2007 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group. The number of stock options that are exercisable within 60 days of March 23, 2007 are as follows: Mr. Alley, 392,917; Mr. Christensen, 19,167; Dr. Fiebiger, 10,833; Mr. Gibson, 70,990; Mr. Gill, 91,876; Mr. Heneghan, 10,833; Mr. Walicek, 19,167; Mr. Olsen, 490,292; Mr. Yonker, 62,708; Mr. Bouchard, 0; Mr. Cui, 146,861; and Mr. Zhang, 165,111.

(3)	This information as to beneficial ownership is based on a Schedule 13G/A filed by Mazama Capital Management, Inc. (“Mazama”) with the SEC on February 8, 2007. The Schedule 13G/A states that Mazama is the beneficial owner of 9,253,080 shares of common stock over which it has sole voting power over 5,111,675 shares and sole dispositive power over 9,253,080 shares.

(4)	This information as to beneficial ownership is based on a Schedule 13G filed by Deutsche Bank AG (“DBAG”) with the SEC on February 2, 2007. The Schedule 13G states that DBAG is the beneficial owner of 4,148,619 shares of common stock over which is has sole voting and dispositive power. This Schedule 13G reflects the securities beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group of DBAG and its subsidiaries and affiliates. This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG.

The Schedule 13G states that Deutsche Bank Securities Inc., a broker or dealer registered under section 15 of the Securities Exchange Act of 1934, is the beneficial owner of 617 shares of common stock, over which it has sole voting and dispositive power, and Deutsche Bank AG, London Branch, a bank, is the beneficial owner of 4,148,002 shares of common stock, over which it has sole voting and dispositive power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Our Board of Directors is responsible for monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions. Historically, we have not entered into transactions with related persons and during the year ended December 31, 2006, we had no related party transactions as defined by the SEC rules.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board of Director Meetings

Regular meetings of our Board of Directors are generally held four times per year, and special meetings are scheduled as necessary. The Board held 10 meetings in 2006. No Director attended fewer than 75 percent of the aggregate of all meetings of the Board of Directors during the year. Our independent Directors meet separately in executive session without any members of management present on a regular basis. We have adopted a policy that requires a majority of Directors to attend the Annual Meeting either in person or via telephone conference. A majority of our Directors attended the 2006 Annual Meeting.

The Board of Directors is governed by Corporate Governance Guidelines, which can be found on our website at www.pixelworks.com. Under our Corporate Governance Guidelines, Directors are expected to exercise their best judgment, to act in what they reasonably believe to be the best interests of the Company and its shareholders, including preparing for, attending and participating in meetings of the Board and committees of which the Director is a member.

Director Independence

The Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the NASDAQ listing standards. In July 2006, the Board conducted a review of director independence. As a result of this review, the Board affirmatively determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder: Mark Christensen, James Fiebiger, C. Scott Gibson, Frank Gill, and Daniel Heneghan, constituting a majority of the members of the Board.

Standing Committees of the Board

Audit Committee.  The Audit Committee has the authority and power, among other responsibilities, to act on behalf of the Board of Directors with respect to independent, objective oversight of the Company’s accounting functions and internal controls, appoint our independent registered public accounting firm, and to authorize all audit and other services performed for us by our independent registered public accounting firm. The Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm, the Company’s audited financial statements and the effectiveness of the accounting and financial controls of the Company. The Audit Committee has the responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm, and is directly responsible for the oversight of the work of the independent registered public account firm. The Board has adopted a written charter for the Audit Committee, which is reviewed at least annually for changes as appropriate. A copy of the charter is available on our website at www.pixelworks.com.

The Audit Committee is comprised of three non-employee members of the Board of Directors and consists of Daniel Heneghan (Chair), Mark Christensen and C. Scott Gibson. After reviewing the qualifications of the members of the Audit Committee and any relationships they may have with the Company that might affect their independence from the Company, the Board has determined that each member of the Audit Committee meets the independence and financial experience requirement under the rules of the SEC and NASDAQ. In addition, the Board has determined that both Daniel Heneghan and C. Scott Gibson meet the criteria as an “audit committee financial expert” as defined by the SEC rules.

The Audit Committee met six times in 2006. The Audit Committee met in executive session with the independent registered public accounting firm, KPMG LLP, four times, and in executive session with management three times in 2006. All current members of the Audit Committee attended at least 75% of the meetings of the Audit Committee in 2006.

Compensation Committee.  The Compensation Committee has the authority and power to act on behalf of the Board of Directors with respect to all matters relating to the employment of senior officers by the Company, including approval of compensation, benefits, incentives and employment contracts. The

Compensation Committee also administers the Company’s stock incentive plans, senior management bonus plans and other incentive programs. The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available on our website at www.pixelworks.com.

The Compensation Committee is comprised of four non-employee members of the Board of Directors and consists of Mark Christensen (Chair), James Fiebiger, C. Scott Gibson and Daniel Heneghan, all of whom are independent Directors as defined by the applicable rules of the SEC and NASDAQ.

The Compensation Committee met six times in 2006. All members of the Compensation Committee attended at least 75% of the meetings of the Compensation Committee in 2006.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board of Directors, recommends to the Board the slate of Directors to be nominated by the Board at the annual meeting of shareholders and recommends any Director to fill a vacancy on the Board. The Corporate Governance and Nominating Committee is also responsible for the development and recommendation to the Board of a set of applicable corporate governance guidelines and principles and oversight of the evaluation of the board and management. The Board has adopted a written charter for the Corporate Governance and Nominating Committee. A copy of the charter is available on our website at www.pixelworks.com.

The Corporate Governance and Nominating Committee will consider recommendations for nominees for Directorships submitted by shareholders. Shareholders desiring the Corporate Governance and Nominating Committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the Corporate Governance and Nominating Committee, care of the Secretary of the Corporation at our principal executive offices. The Corporate Governance and Nominating Committee also recommends Directors to be appointed to committees of the Board (other than the Corporate Governance and Nominating Committee itself).

The Corporate Governance and Nominating Committee is comprised of three non-employee members of the Board of Directors and consists of James Fiebiger (Chair), Mark Christensen, and C. Scott Gibson, all of whom are independent Directors as defined by the applicable rules of the SEC and NASDAQ.

The Corporate Governance and Nominating Committee met two times in 2006. All members of the Corporate Governance and Nominating Committee attended at least 75% of the meetings of the Corporate Governance and Nominating Committee in 2006.

Qualifications of Directors

When identifying Director nominees, the Corporate Governance and Nominating Committee will consider the following:

•	relevant business experience;

•	judgment, skill, integrity and reputation;

•	independence from management;

•	existing commitments to other businesses;

•	potential conflicts of interest with other pursuits;

•	legal considerations such as antitrust issues;

•	corporate governance background;

•	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for the Audit Committee;

•	executive compensation background, to enable the committee to determine whether the candidate would be suitable for the Compensation Committee; and

•	size and composition of the existing Board.

At a minimum, candidates must possess experience with businesses or organizations of comparable or greater size than the Company. The Corporate Governance and Nominating Committee states for purposes of its own board search purposes the Company’s emphatic commitment to nondiscrimination on the basis of age, gender, ethnic background, religious affiliation or other personal characteristics unrelated to the Company’s purpose and mission. Because the Board values diversity, qualifications and skills that are complementary to existing Board members are highly desirable.

Director Nomination Process

Our Director nomination process for new Board members is as follows:

•	The Corporate Governance and Nominating Committee, the Chairman of the Board, or other Board member identifies the need to add a new Board member that meets specific criteria or to fill a vacancy on the Board.

•	The Corporate Governance and Nominating Committee, the Chairman of the Board, or other Board member identifies the need to add a new Board member that meets specific criteria or to fill a vacancy on the Board.

•	The Corporate Governance and Nominating Committee identifies qualified candidates by soliciting nominations from existing Board members and through nominations by shareholders.

•	The Corporate Governance and Nominating Committee conducts appropriate inquiries into the backgrounds and qualifications of proposed nominees.

•	If candidates’ experience and qualifications are desirable, the Corporate Governance and Nominating Committee interviews and performs reference checks on candidates.

•	The Corporate Governance and Nominating Committee seeks full Board endorsement of the final candidate.

Director Compensation

During 2006, newly-elected members of our Board, who were not officers of the Company, received an option award upon election to acquire 40,000 shares of common stock at the closing market price on the date of election and incumbent directors received an option award upon re-election to acquire 10,000 shares of common stock at the closing market price on the date of re-election. Additionally, non-employee Directors received cash compensation as follows:

•	$6,250 per quarter for service on the Board;

•	$2,500 per quarter for service by the Lead Director or Non-Management Chairperson;

•	$1,000 per quarter for service on the Audit Committee, with the exception of the Chairperson of the Audit Committee, who received $3,500 per quarter;

•	$500 per quarter for service on the Compensation Committee, with the exception of the Chairperson of the Compensation Committee, who received $1,000 per quarter; and

•	$500 per quarter for service on the Corporate Governance and Nominating Committee, with the exception of the Chairperson of the Corporate Governance and Nominating Committee, who received $1,000 per quarter.

The following is our non-employee Directors’ compensation for 2006:

	Fees Earned or
Name (1)	Paid in Cash	Option Awards (2)	Total

Mark A. Christensen	$34,000	$61,908	$95,908
James R. Fiebiger	21,750	23,510	45,260
C. Scott Gibson	44,500	156,718	201,218
Frank C. Gill	30,000	148,430	178,430
Daniel J. Heneghan	23,250	23,510	46,760
Bruce A. Walicek	33,000	61,908	94,908

	$186,500	$475,984	$662,484

(1)	The number of stock options outstanding held by our non-employee Directors as of December 31, 2006 is as follows: Mr. Christensen, 50,000; Dr. Fiebiger, 50,000; Mr. Gibson, 92,656; Mr. Gill, 115,000; Mr. Heneghan, 50,000; and Mr. Walicek, 50,000.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 for the fair value of stock options granted to each director in 2006 as well as prior years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options granted to our non-employee Directors were forfeited during 2006. For additional information on the valuation assumptions used for the 2006 grants, see Note 3 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions used for grants made prior to 2006, see the notes to the Company’s consolidated financial statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the director.

Alley Chair and Board Service Agreement

On December 12, 2006, in connection with the resignation of Mr. Alley as the Company’s President and Chief Executive Officer effective December 31, 2006, the Company entered into a Chair and Board Service Agreement with Mr. Alley, pursuant to which Mr. Alley will continue to serve as Chairman of the Company’s Board of Directors at the pleasure of the Board, contingent upon his continued status as a member of the Board of Directors. For his services, Mr. Alley will receive an annual fee of $100,000 for 2007 and $75,000 each year thereafter, or such higher amount as may be approved by the Board. Mr. Alley will also be entitled to equity compensation consistent with our policies for members of our Board of Directors outlined under “Director Compensation” above.

Communications with the Board

Shareholders or other interested parties can contact any Director or committee of the Board by writing to them at:

Pixelworks Board of Directors
8100 SW Nyberg Road
Tualatin, OR 97062

Board members may also be contacted via email at bod@pixelworks.com.

Communication received will be distributed to the full Board at the next regularly scheduled Board meeting, or sooner, if deemed necessary. Communication that is unduly hostile, threatening, illegal or similarly inappropriate, will be discarded and appropriate legal action may be taken.

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all its employees, including Chief Executive Officer, Chief Financial Officer and all other executives of the Company. The Code of Business Conduct and Ethics is available on our website at www.pixelworks.com.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, as the Company’s auditor for the year ending December 31, 2007. Our shareholders are being asked to ratify this appointment, see Proposal No. 2. KPMG LLP served as the Company’s auditor for the year ended December 31, 2006. Representatives of KPMG LLP will be at the Annual Meeting and will be available to respond to appropriate questions. KPMG LLP does not plan to make a statement, but they will have the opportunity to make one if they wish.

The Audit Committee pre-approves any engagement under which our independent registered public accounting firm provides audit services to the Company. The authority to pre-approve services may be delegated to one designated member of the committee. If a designated member does pre-approve services, the approval is reported to the full committee at its next regularly scheduled meeting.

During fiscal years 2006 and 2005, the Audit Committee pre-approved 100% of the services provided by KPMG LLP.

Fees paid to KPMG LLP during 2006 and 2005 were comprised of the following:

	2006	2005

Audit Fees
Audits of consolidated financial statements	$370,000	$260,000
Interim reviews of quarterly financial statements	65,000	56,500
Audit of Equator Technologies, Inc.	—	95,000
Reviews of registration statements	2,000	40,000

Total audit fees	437,000	451,500
Tax Fees — Tax compliance and preparation	35,589	39,113

Total	$472,589	$490,613

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In preparation for the filing of our Annual Report on Form 10-K for the year ended December 31, 2006, the Audit Committee:

(1)	Reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006.

(2)	Discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)	Received from KPMG LLP the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with KPMG LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that Pixelworks’ audited consolidated financial statements as of and for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Daniel Heneghan, Chairman
Mark Christensen
Scott Gibson

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth, as of March 23, 2007, information as to the executive officers of the Company.

Name	Age	Position

Hans H. Olsen	58	President and Chief Executive Officer
Michael D. Yonker	49	Vice President, Chief Financial Officer, Treasurer and Secretary
Jodie F. T. Brady	35	Vice President, Business Operations
Gang (Mark) Cui	46	Vice President, Strategy and Market Development
Damon M. Hess	41	Vice President, Sales
John Y. Lau	51	Vice President, China Liaison and Foundry Management
Anthony R. Simon	44	Vice President, Marketing
Hongmin (Bob) Zhang	48	Vice President, Technology and Chief Technology Officer

HANS H. OLSEN joined Pixelworks in July 1998 as Vice President, Operations. Mr. Olsen has served as Executive Vice President and Chief Operating Officer from January 2001 through December 2006. Effective January 1, 2007, Mr. Olsen was appointed President and Chief Executive Officer of Pixelworks. From 1997 to 1998, Mr. Olsen held the positions of Vice President, Marketing and North American Sales at Trident Microsystems. From 1996 to 1997, Mr. Olsen served as Vice President Marketing at Paradigm Technology, Inc. which acquired IChips Corporation, a personal computer chipset and embedded memory technology provider, that he founded and was CEO of from 1993 to 1996. From 1982 to 1993, Mr. Olsen held the position of CEO of Electronic Designs, Inc., a semiconductor memory company he co-founded. From 1976 to 1982, Mr. Olsen held engineering and management positions at Christian Rovsing a computer manufacturer located in Copenhagen, Denmark. Mr. Olsen holds Electrical Engineering degrees from the Technical University of Copenhagen.

MICHAEL D. YONKER joined Pixelworks in February 2006 as Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Yonker resigned from the Company effective March 31, 2007. From 2002 to 2005, Mr. Yonker served as the Executive Vice President and Chief Financial Officer at InFocus Corporation, a leading digital projection technology and services company. From 1998 to 2002, he was the Chief Financial Officer of Wieden and Kennedy, a leading advertising agency. From 1993 until 1998, Mr. Yonker served as Vice President, Information Services, Chief Financial Officer, Treasurer and Secretary of InFocus. From 1980 to 1993, Mr. Yonker worked at Arthur Andersen LLP and attained the position of Partner in Charge of Northwest Manufacturing Industry specializing in process improvement, total quality and performance measurement systems for the manufacturing industry. From 1999 to 2002, he served as a member of Pixelworks’ Board of Directors. Mr. Yonker graduated from Linfield College in 1980 with a B.S. degree in Accounting and Finance.

JODIE F. T. BRADY joined Pixelworks in January 1999 as Finance Manager and has served in various senior-level accounting and finance management positions. In January 2006, Ms. Brady was promoted to

Vice President, Finance and in August 2006 she became Vice President, Business Operations. In 1998, Ms. Brady served as a Research Analyst for Black & Co., a Portland-based financial services firm. From 1997 to 1998, Ms. Brady was a Senior Financial Analyst for Nike, Inc., a world leading sports apparel company. Ms. Brady worked at InFocus Corporation, a leading digital projection technology and services company, as a Financial Analyst from 1994 to 1997. Ms. Brady holds a B.A. in Business Administration from Pacific University.

GANG (MARK) CUI joined Pixelworks in January 2002 as Chief Representative, China Operations as a result of the Company’s acquisition of nDSP Corporation. In October 2003, Mr. Cui was promoted to Senior Director and General Manager, China, and in July of 2004, he was promoted to Vice President and General Manager, China. Currently, Mr. Cui serves as Vice President, Strategy and Market Development. While at nDSP Corporation, Mr. Cui held the position of General Manager. Prior to joining nDSP Corporation, Mr. Cui served as Senior Marketing Consultant at Ogivy & Mather Marketing Consultants in Beijing. From 1983 to 1997, Mr. Cui held various positions in the consumer electronics and international trading industries, including Marketing Director of a U.S./China joint venture in consumer electronics, Manager of Shipping for an international trading company, and a Technician in the Air Force. Mr. Cui holds a B.S. in Mechanics from the University of Airforce Engineering and an M.B.A. from the University of Hull, United Kingdom.

DAMON M. HESS joined Pixelworks in October 2000 as Director Taiwan Sales. In April 2006 Mr. Hess was promoted to Senior Director Asia Pacific Sales and in March 2007 he was promoted to Vice President, Sales. From 1991 to 2000, Hr Hess was with CollegeNET Inc. starting as Sales Account Manager, with his last position being Vice President, Sales. Mr. Hess holds a B.A. in Chinese Studies from Whittier College and a M.S. in Foreign Service from Georgetown University.

JOHN Y. LAU joined Pixelworks in January 1999 as Foundry Manager. Mr. Lau was promoted to Vice President, Operations in January 2001 and during 2006 became Vice President, China Site Management & Manufacturing. Currently, Mr. Lau serves as Vice President, China Liaison and Foundry Management. From 1991 to 1999, Mr. Lau held various management positions in process and product engineering at Matsushita Semiconductor of America with his last position being Wafer Fab Production Manager. From 1989 to 1991, Mr. Lau held the position of Engineering Manager for the BICMOS product line at National Semiconductor. From 1979 to 1989, Mr. Lau held various engineering and engineering management positions at Texas Instruments. Mr. Lau holds a B.S.E.E. from the University of Arkansas and an M.S.E.E. from Texas Technical University.

ANTHONY R. SIMON joined Pixelworks in August 2005 as Country Manager, Japan. Dr. Simon was promoted to Vice President, Marketing in December 2006. From 2000 to 2005, Dr. Simon held the position of Marketing Director in charge of marketing integrated circuits (“IC”) for the set-top box market for Conexant Systems, Inc., based in San Diego, California. From 1996 to 2000, Dr. Simon held various management positions for VLSI Technology, who was acquired by Philips Semiconductor in 1999, specializing in marketing ICs for the set-top box market, as well as cable modem applications. While with VLSI Technology, Dr. Simon was based in San Jose, California as well as Rennes, France. Dr. Simon has also co-authored two marketing books on semiconductors and speaks Japanese, French and Hungarian. Dr. Simon served in the United States Central Intelligence Agency, as well as the United States Department of Defense. Dr. Simon holds a Ph.D. from the University of Debrecen (Hungary), a M.A. in Economics from George Mason University, and a B.S. in Electrical Engineering from the University of Akron.

HONGMIN (BOB) ZHANG joined Pixelworks in January 2002 as Vice President, Technology as a result of the Company’s acquisition of nDSP Corporation. In February 2007, Mr. Zhang also became the Company’s Chief Technology Officer. From 1998 to 2001, Mr. Zhang held the position of Chief Technical Officer of nDSP, which he co-founded in 1997. From 1993 to 1997, Mr. Zhang served as President of Aptronix Inc., a pioneer in fuzzy logic, and from 1989 to 1993 he served as Chief Technical Officer. From 1988 to 1989, Mr. Zhang held the position of Vice President of Research and Development at Apt Instruments, Ltd., which was renamed Aptronix Inc. From 1986 to 1988, Mr. Zhang held the position of Chief Scientist at Machine Intelligence Corp. in Beijing and served as an Editorial Board Member of the Journal of Fuzzy Systems and Mathematics. From 1985 to 1986, Mr. Zhang held the position of Research Scientist at the Air Force Institute of Engineering in Xian. Mr. Zhang registered 12 international patents on fuzzy logic and expert systems technologies and holds a Ph.D. in Mathematics from Beijing Normal University, China.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as presented elsewhere herein with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement on Schedule 14A.

Respectfully submitted,

Mark Christensen, Chairman
James Fiebiger
Scott Gibson
Daniel Heneghan

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear on the Compensation Committee report above have been committee members since January 1, 2007. From January 1, 2006 through May 22, 2006, the Compensation Committee was comprised of Frank Gill (Chair), Mark Christensen, and Scott Gibson and from May 23, 2006 through December 31, 2006, the Compensation Committee was comprised of Scott Gibson (Chair), James Fiebiger, and Dan Heneghan. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-part transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2006.

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to all individuals who served as the Company’s Chief Executive Officer or Chief Financial Officer at any time during 2006 and to the Company’s three most highly compensated executive officers whose annual compensation exceeded $100,000, plus one additional executive who would have qualified as one of the three most highly compensated executive officers had he been employed as of December 31, 2006. These individuals are referred to in this proxy statement as the “Named Executive Officers”.

Our Compensation Committee is empowered by our Board of Directors to review and approve the annual compensation package and compensation procedures for the executive officers of the Company, which include all of the Named Executive Officers. None of our executive officers or Named Executive Officers are members of the Compensation Committee. Regarding most compensation matters, our management provides recommendations to the Compensation Committee. The Compensation Committee reviews those recommendations and determines and approves the final compensation for the Named Executive Officers and all other executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

Executive Compensation Program Objectives and Overview.  The Company’s current executive compensation program is intended to achieve the following fundamental objectives: (1) correlate executive compensation with our business objectives and performance and (2) enable us to attract, retain and reward executive officers that contribute to our long-term success. In structuring our current executive compensation program, we are guided by the following basic philosophies:

•	Provide competitive total compensation that allows us to attract and retain key executives.

•	Link compensation to individual and corporate performance.

•	Align the interests of executives with the long-term interest of shareholders through stock ownership opportunities in the form of stock options or restricted stock grants.

•	Reward teamwork and each executive officer’s contribution to the Company.

•	Ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

As described in more detail below, the material elements of our current executive compensation program include a base salary, an annual cash incentive opportunity, a long-term equity incentive opportunity and severance protections for certain actual or constructive terminations of employment (including retention benefits for Messrs. Olsen and Yonker pursuant to agreements entered into in 2006). In structuring our executive compensation program, we generally consider how each element promotes recruitment or retention, or rewards performance and achievement of our business objectives. Base salaries and severance and other retention or termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is generally not dependent on performance. We believe that in order to attract and retain top executives, we need to provide them with predictable compensation levels that reward their continued service. Base salaries are generally paid out on a short-term or current basis, while severance and retention benefits payable upon a termination of employment are generally paid out on a longer-term basis. We believe that this mix of short-term and long-term elements allows us to achieve our goals of attracting and retaining top executives.

Our annual cash incentive opportunity and long-term equity incentive opportunity are the “at-risk” components of our executive officer compensation program, where the payout value is directly linked to the Company’s performance and creation of shareholder value. Annual bonuses are primarily intended to motivate our executives to achieve certain operating objectives, although we also believe they help us attract and retain top executives. Our long-term equity incentives are primarily intended to align executives’ long-term interests with shareholders’ long-term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses are payable on a short-term basis and are designed to reward achievement of business objectives for that period. Long-term equity incentives generally are payable and earned on a longer-term basis and are designed to reward performance over several years. We believe this mix of both short- and long-term “at risk” compensation elements appropriately motivates executives to achieve our annual business objectives and create long-term shareholder value.

Compensation Program Elements.  As mentioned above, the material elements of our current executive compensation program include a base salary, an annual cash incentive opportunity, a long-term equity incentive opportunity and severance and retention benefits for certain actual or constructive terminations of employment. In establishing executive compensation, we do not engage in formal benchmarking activities but we do review the practices of other companies. We gather external executive survey data and proxy data to complete this analysis. We focus on companies in the semiconductor industry and companies with similar total revenue as Pixelworks. We target our compensation levels at the midpoint of comparable companies. The external executive survey data included AON Radford Executive Survey focusing on semiconductor companies with revenue under $200 million and American Electronics Association Executive Survey 2005 focusing on publicly traded companies. The proxy data gathered was from peer public semiconductor companies.

The components of our compensation program are similar to the elements used by similar companies. The exact base salary, annual bonus, equity-incentive awards and termination benefits are chosen in an attempt to balance competing objectives of fairness to all stakeholders and attracting, retaining and rewarding executive officers. The individual compensation elements are intended to create a total compensation package for each executive that we believe achieves our compensation objectives and provides competitive compensation opportunities.

Base Salaries.  Like most companies, our policy is to pay Named Executive Officers’ base salaries in cash. None of our Named Executive Officers have employment agreements or other contractual rights to receive fixed base salaries. Instead, base salaries for the Named Executive Officers are determined each year by the Compensation Committee based on its annual review. When determining the appropriate base salary level for each Named Executive Officer, the Compensation Committee considers a variety of factors such as the executive’s experience, job responsibilities and performance, the base salaries paid for similar positions requiring similar qualifications within the industry and recommendations from management. No specific weight is attached to any of these factors in establishing base salaries, and the weight assigned to each factor may differ from individual to individual. The base salary that was paid to each Named Executive Officer for 2006 is the amount reported for such officer in the Summary Compensation Table below.

Annual Bonuses.  Our policy is to pay any annual incentive bonuses earned by the Named Executive Officers in cash. With the exception of Mr. Yonker in 2006, Named Executive Officers do not have individual contractual rights to receive a fixed actual or target incentive bonus for any given fiscal year, as bonuses are generally paid pursuant to a bonus plan established for the year by the Compensation Committee. In 2006, pursuant to the terms of his employment agreement with the Company, Mr. Yonker received a signing bonus of $75,000 and was eligible to receive a minimum bonus of at least $62,500 under the bonus plan described below.

In 2006, the Compensation Committee established a 2006 Senior Management Bonus Plan (“2006 Bonus Plan”), as amended, under which the Named Executive Officers were granted discretionary bonus opportunities. As mentioned above, two of our key compensation philosophies are that compensation should be linked to individual and corporate performance and that each executive should be rewarded for his or her contribution to the Company. We believe that the performance goals selected for the 2006 Bonus Plan were appropriate to measure the Company’s and the Named Executive Officers’ performance during 2006. In setting the performance goals, the Compensation Committee intended that the goals would be attained only if the Company performed at an exceptional level during 2006.

Bonus amounts under the 2006 Bonus Plan became earned based on the attainment of planned levels of revenue, non-GAAP income (loss) before income taxes or non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”), and attainment of specified operational goals. Each of the performance goals was weighted as follows:

For Chief Executive Officer, Chief Operating Officer and Chief Financial Officer:

•	Revenue	33.3%
•	Non-GAAP income (loss) before income taxes	33.3%
•	Operational goals	33.3%

		100%

For Other Named Executive Officers:

•	Revenue	33.3%
•	Q1/Q2 Non-GAAP income (loss) before income taxes	16.6%
•	Q3/Q4 Non-GAAP EBITDA	16.7%
•	Operational goals	33.3%

		100%

If goals were not attained, bonuses were reduced proportionally. The revenue and non-GAAP income (loss) before income taxes and non-GAAP EBITDA goals had escalating components whereby each Named Executive Officer had the opportunity to earn up to 300% of each respective goal if levels higher than the base goals were achieved. Under the terms of the 2006 Bonus Plan, the Compensation Committee had the discretion to increase or decrease individual bonuses based on qualitative factors, however the Committee did not exercise any such discretion during 2006.

The 2006 target bonus for our Chief Executive Officer and Chief Operating Officer was equal to 100% of annual base salary, and the 2006 target bonus for the other Named Executive Officers was equal to 50% of annual base salary. As noted above, in 2006 Mr. Yonker was guaranteed a bonus payment of $62,500 under this plan pursuant to the terms of his employment agreement.

The actual bonuses paid to each Named Executive Officer for performance during 2006 are reported in the Summary Compensation Table below. With the exception of Mr. Yonker, the annual bonus amount paid to each Named Executive Officer under the 2006 Bonus Plan represented 13.3% of the potential bonus that could have been achieved if target revenue, non-GAAP income (loss) before income taxes, non-GAAP EBITDA and operational goals had been achieved. Bonuses were paid during the first quarter of 2007.

Long-Term Equity Awards.  The Company’s policy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our shareholders, and therefore 100% of the officers’ long-term compensation is currently awarded in the form of equity instruments that are valued by reference to our common stock. This long-term, “at-risk” compensation element for the Named Executive Officers takes the form of stock option awards or restricted stock grants under the Company’s stock incentive plans. Consistent with our compensation philosophies, these equity awards are designed to align a significant portion of a Named Executive Officer’s compensation with the long-term interests of shareholders. The Compensation Committee believes that equity ownership provides significant motivation for the Named Executive Officers to maximize value for our shareholders since stock options are granted with exercise prices equal to the current market price of the Company’s stock and will only have value if our stock price increases over the exercise price, and restricted stock grants will only increase in value if our stock price increases over time. Additionally, these awards vest over a three or four year period of time from grant date, and thus encourage long-term perspective and retention.

The Compensation Committee determines the size and frequency of each Named Executive Officer’s equity awards by assessing the relative position and responsibilities of each officer, individual performance of each officer, anticipated contributions of each officer to the Company, and previous equity-based awards to such officer.

In 2006, the Compensation Committee determined that each of our Named Executive Officers should receive stock option grants. Out of a total of 3,130,955 options granted to employees and directors under our stock incentive plans during 2006, the Named Executive Officers received grants for 809,630 shares, or 26%, of the total options granted to employees and directors under the plans during 2006. In connection with his commencement of employment during 2006, Mr. Yonker was granted options that vest 25% after one year, and 2.083% monthly thereafter (for a total of thirty-six additional months). Merit grants to our other Named Executive Officers that were made prior to August 2006 vest monthly over a period of four years, with 10% becoming exercisable in the first year, 20% becoming exercisable in the second year, 30% becoming exercisable in the third year, and 40% becoming exercisable in the fourth year. In August 2006, the Compensation Committee approved a change in the vesting schedule of merit grants to all employees and executives to encourage employee retention. The new vesting schedule provides that options vest on a straight-line basis over a period of three years. As a result of this change, merit grants made to Messrs. Cui and Zhang after August 2006 vest monthly on a straight-line basis over a period of three years. The material terms of the stock options granted to the Named Executive Officers during 2006 are described in the “Named Executive Officer Stock Option Grants in Last Fiscal Year” table below.

Severance and Retention Benefits.  We entered into transition employment and severance agreements with Messrs. Olsen and Yonker during 2006. The Compensation Committee approved these agreements to help ensure a smooth corporate restructuring process aimed at returning the Company to profitability. Under these agreements, Messrs. Olsen and Yonker are both entitled to receive a severance payment equal to one year’s base salary if their employment is terminated by the Company without “cause”, as defined in their respective agreements. In addition, Messrs. Olsen and Yonker are entitled to receive retention benefits that are payable upon the earlier of March 31, 2008, or their termination of employment by the Company without “cause” or following certain good-reason events that we believe result in a constructive termination of employment. The initial retention benefit for Mr. Olsen is equal to his current annual base salary, and the initial retention benefit for Mr. Yonker is equal to $85,000. The amount of these retention benefits increases in equal monthly installments beginning after March 31, 2007, but only if the officer remains continuously employed by the Company through each monthly vesting date.

Because of Mr. Yonker’s resignation effective March 31, 2007, he will not be entitled to any severance or retention payment under his transition employment and severance agreements.

In connection with his resignation in December 2006, to ensure a smooth transition of engineering projects in progress we entered into a separation and transition agreement with Mr. Tobias. The Agreement provides, among other benefits, a severance payment equal to twenty-eight weeks of base salary payable in January 2007 and transition compensation equal to an additional twenty-four weeks of base salary payable upon fulfillment of certain transition responsibilities.

Subsequent Compensation Actions.  In March 2007, the Compensation Committee established a 2007 Senior Management Bonus Plan (“2007 Bonus Plan”). Bonus amounts will be based on attainment of planned levels of revenue and EBITDA and specified new design win goals. Each of the goals is weighted at 50%.

The revenue and EBITDA goal has both a floor and a cap. Below the pre-determined performance level, the floor, the bonus payout is zero. The maximum bonus, based on overachievement of the pre-determined performance levels, is capped at 125%.

The design wins goal is reduced proportionally based on the number of design wins achieved versus a predetermined quantity of qualifying design wins for 2007. Additionally, for certain design wins to qualify, they must generate a predetermined level of revenue in 2007.

The target bonus for the Chief Executive Officer is equal to 100% of annual salary, and the target bonus for other Named Executive Officers is equal to 50% of annual salary.

Under the terms of the 2007 Bonus Plan, the Compensation Committee has the discretion to increase or decrease individual bonuses based on qualitative factors. Any bonuses earned pursuant to the 2007 Bonus Plan will be paid during the first quarter of 2008, subject to the approval of the Compensation Committee.

Beginning in 2007, the Compensation Committee modified the nature of the equity-based awards to be granted to the Named Executive Officers such that officers may receive restricted stock grants as allowed under the Company’s 2006 Stock Incentive Plan (“2006 Plan”) instead of stock option grants. For every four shares a Named Executive Officer would have received if granted a stock option, the Compensation Committee would award one restricted share which will vest annually over a three-year period of time.

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers, unless certain performance and other requirements are met. The cash compensation to be paid to the Company’s Named Executive Officers for fiscal 2006 is not expected to exceed Section 162(m)’s $1,000,000 deductibility limit. Although compensation recognized during 2006 in respect of stock options is also subject to Section 162(m)’s deductibility limit, all of our stock options granted to the Named Executive Officers and other executive officers are intended to qualify under Section 162(m) as performance-based compensation, and, therefore, will not be subject to the $1,000,000 deduction limitation.

Summary Compensation Table — 2006 Fiscal Year

The following table sets forth all compensation awarded to, earned by and paid to all individuals who served as Chief Executive Officer or Chief Financial Officer during 2006 and to the three other most highly compensated executive officers whose annual compensation exceeded $100,000, plus one additional executive who would have qualified as one of the three most highly compensated executive officers had he been employed as of December 31, 2006. These individuals are referred to in this proxy statement as the “Named Executive Officers”.

				Option	All Other
Name and Position	Year	Salary	Bonus	Awards (1)	Compensation		Total

Allen H. Alley (2) President and Chief Executive Officer	2006	$306,800	$40,896	$647,564	$113,850	(3)	$1,109,110
Hans H. Olsen Executive Vice President and Chief Operating Officer	2006	260,000	34,658	740,265	43,714	(4)	1,078,637
Michael D. Yonker (5) Vice President, Chief Financial Officer, Treasurer and Secretary	2006	201,711	137,500	126,960	—		466,171
Jeffrey B. Bouchard (6) Vice President, Finance and Chief Financial Officer	2006	31,308	—	29,162	19,613	(7)	80,083
Gang (Mark) Cui Vice President, Strategy and Market Development	2006	195,824	13,317	420,312	15,514	(8)	644,967
Hongmin (Bob) Zhang Vice President, Technology and Chief Technology Officer	2006	220,500	14,696	467,528	11,294	(9)	714,018
Richard J. Tobias (10) Vice President, Engineering and Chief Technology Officer	2006	237,624	—	275,455	175,966	(11)	689,045

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 for the fair value of stock options granted to each of the Named Executive Officers in 2006 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. As a result of Mr. Bouchard and Mr. Tobias’ resignations during 2006, both forfeited stock option awards. Mr. Bouchard forfeited stock option awards to acquire 211,250 shares of common stock with a weighted average exercise price of $13.67 and Mr. Tobias forfeited stock option awards to acquire 276,680 shares of common stock with a weighted average exercise price of $7.22. No other Named Executive Officer forfeited any stock option awards during 2006. For additional information on the valuation assumptions used for the 2006 grants, see Note 3 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions used for grants made prior to 2006, see the notes to the Company’s consolidated financial statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year. See Named Executive Officer Stock Option Grants in Last Fiscal Year table for information on options granted in 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	Mr. Alley resigned from the Company effective December 31, 2006.

(3)	Includes the payout of accrued vacation at resignation of $51,050, amounts accrued as of December 31, 2006 pursuant to Mr. Alley’s CEO Transition Agreement of $51,000 and an additional two weeks salary of $11,800 related to Mr. Alley’s resignation. See “Alley CEO Transition Agreement” below.

(4)	Consists of amount accrued as of December 31, 2006 related to Mr. Olsen’s Transition Employment Agreement. See “Olsen and Yonker Transition Employment and Severance Agreements” below.

(5)	Mr. Yonker joined the Company on February 28, 2006 and resigned effective March 31, 2007.

(6)	Mr. Bouchard resigned from the Company effective February 10, 2006.

(7)	Consists of payout of accrued vacation at resignation.

(8)	Consists of payments for accrued vacation hours beyond maximum carryover of $9,863, travel allowance of $4,893, and product purchase program of $758.

(9)	Consists of payment for accrued vacation hours beyond maximum carryover.

(10)	Mr. Tobias resigned from the Company effective December 4, 2006.

(11)	Consists of severance payments of $170,585 and payout of accrued vacation at resignation of $5,381.

Named Executive Officer Stock Option Grants — 2006 Fiscal Year

The following table sets forth information concerning grants of equity-based awards to Named Executive Officers during the year ended December 31, 2006:

		All Other Option Awards:		Exercise or Base
		Number of Securities		Price per Share of	Aggregate Grant
Name	Grant Date	Underlying Options		Option Awards	Date Fair Value (1)

Allen H. Alley	2/15/2006	50,000	(2)	$5.02	$156,910
Hans H. Olsen	2/15/2006	42,500	(2)	5.02	133,374
Michael D. Yonker	2/28/2006	215,000	(3)	4.51	606,171
Gang (Mark) Cui	2/15/2006	70,000	(2)	5.02	219,674
	12/4/2006	100,000	(4)	2.49	123,690
	12/4/2006	16,700	(5)	2.49	196,332

		186,700			539,696

Hongmin (Bob) Zhang	2/15/2006	70,000	(2)	5.02	219,674
	12/4/2006	100,000	(4)	2.49	123,690
	12/4/2006	68,750	(5)	2.49	39,600

		238,750			382,964

Richard J. Tobias	2/15/2006	76,680	(2)	5.02	240,637

(1)	This column presents the aggregate grant date fair value of stock option awards granted to our Named Executive Officers calculated in accordance with SFAS 123R. The aggregate grant date fair value is the amount the Company expects to recognize as expense in its consolidated statement of operations over the requisite service period, generally the vesting period. Fair value is calculated using the Black-Scholes option-pricing model. For additional information on the valuation assumptions, see Note 3 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts reflect the Company’s stock-based compensation expense, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	Options were granted pursuant to our 1997 Stock Incentive Plan (“1997 Plan”) with a per share exercise price equal to the closing price of our common stock on the date of grant. Options have a term of ten years and vest on a monthly basis over four years, with 10% becoming exercisable in the first year, 20% becoming exercisable in the second year, 30% becoming exercisable in the third year and 40% becoming exercisable in the fourth year. In the event of a termination of the Named Executive Officer’s employment, vested options generally remain exercisable for 90 days following termination. In the case of a termination due to the Named Executive Officer’s death or disability, the period to exercise vested options is twelve months following termination due to death or disability.

(3)	Options were granted pursuant to our 1997 Plan with a per share exercise price equal to the closing price of our common stock on the date of grant. Options have a term of ten years and vest 25% at the end of the first year and 2.08% monthly thereafter, for an additional three years. Effective March 31, 2007, Mr. Yonker resigned from the Company. According to the terms of this option award, Mr. Yonker has 90 days from March 31, 2007 to exercise options vested through March 31, 2007.

(4)	Options were granted pursuant to our 2006 Plan with a per share exercise price equal to the closing price of our common stock on the date of grant. Options have a term of ten years and vest monthly on a straight-line basis over three years. In the event of a termination of the Named Executive Officer’s employment, vested options generally remain exercisable for 90 days following termination. In the case of a termination due to the Named Executive Officer’s death or disability, the period to exercise vested options is twelve months following termination due to death or disability.

(5)	Options were granted pursuant to an option exchange program and under our 2006 Plan with an exercise price equal to the closing price of our common stock on the date of grant, which was the date the exchange was effectuated. Options have a term of seven years and vest 33% on June 30, 2007 and 6.25% monthly thereafter, for one additional year. In the event of a termination of the Named Executive Officer’s employment, vested options generally remain exercisable for 90 days following termination. In the case of a termination due to the Named Executive Officer’s death or disability, the period to exercise vested options is twelve months following termination due to death or disability.

Named Executive Officer Outstanding Equity Awards — End of 2006 Fiscal Year

The following table presents the option awards outstanding, if any, for the Named Executive Officers as of December 31, 2006:

	Number of Securities			Option
	Securities Underlying			Exercise	Option
	Unexercised Options			Price	Expiration
Name	Exercisable	Unexercisable		per Share	Date

Allen H. Alley	33,750	—		$0.26	01/20/09
	50,000	—		22.06	01/02/11
	100,000	—		16.50	01/02/12
	100,000	—		7.57	01/31/13
	55,000	45,000	(1)	15.41	03/09/14
	25,000	75,000	(2)	9.48	03/04/15
	4,167	45,833	(3)	5.02	02/15/16

	367,917	165,833

Hans H. Olsen	87,500	—		22.06	01/02/11
	100,000	—		16.50	01/02/12
	100,000	—		6.25	12/20/12
	100,000	—		7.57	01/31/13
	55,000	45,000	(1)	15.41	03/09/14
	21,250	63,750	(4)	9.48	03/04/15
	3,542	38,958	(5)	5.02	02/15/16

	467,292	147,708

Michael D. Yonker	—	215,000	(6)	4.51	02/28/16
Gang (Mark) Cui	10,000	—		8.66	12/02/12
	7,667	2,333	(7)	6.46	07/23/13
	66,667	33,333	(8)	9.22	10/01/13
	—	16,700	(9)	2.49	12/04/13
	21,250	28,750	(10)	9.15	07/28/14
	5,833	64,167	(11)	5.02	02/15/16
	—	100,000	(12)	2.49	12/04/16

	111,417	245,283

	Number of Securities			Option
	Securities Underlying			Exercise	Option
	Unexercised Options			Price	Expiration
Name	Exercisable	Unexercisable		per Share	Date

Hongmin (Bob) Zhang	6,000	—		8.25	06/03/12
	100,000	50,000	(13)	9.22	10/01/13
	—	68,750	(14)	2.49	12/04/13
	12,500	37,500	(15)	9.48	03/04/15
	5,833	64,167	(11)	5.02	02/15/16
	—	100,000	(12)	2.49	12/04/16

	124,333	320,417

Richard J. Tobias	75,000	—		8.07	3/4/2007
	5,751	—		5.02	3/4/2007

	80,751	—

(1)	Options vest monthly with 5,000 vesting from January 1, 2007 through February 28, 2007, and 40,000 vesting from March 1, 2007 through February 28, 2008.

(2)	Options vest monthly with 5,000 vesting from January 1, 2007 through March 4, 2007, 30,000 vesting from March 5, 2007 through March 4, 2008, and 40,000 vesting from March 5, 2008 through March 4, 2009.

(3)	Options vest monthly with 833 vesting from January 1, 2007 through February 15, 2007, 10,000 vesting from February 16, 2007 through February 15, 2008, 15,000 vesting from February 16, 2008 through February 15, 2009, and 20,000 vesting from February 16, 2009 through February 15, 2010.

(4)	Options vest monthly with 4,250 vesting from January 1, 2007 through March 4, 2007, 25,500 vesting from March 5, 2007 through March 4, 2008, and 34,000 vesting from March 5, 2008 through March 4, 2009.

(5)	Options vest monthly with 708 vesting from January 1, 2007 through February 15, 2007, 8,500 vesting from February 16, 2007 through February 15, 2008, 12,750 vesting from February 16, 2008 through February 15, 2009, and 17,000 vesting from February 16, 2009 through February 15, 2010.

(6)	53,750 options vest on February 28, 2007 with 161,250 options vesting monthly from March 1, 2007 through February 28, 2010. As a result of Mr. Yonker’s resignation effective March 31, 2007, options to purchase 156,771 shares of common stock will be forfeited.

(7)	Options vest monthly from January 1, 2007 through July 31, 2007.

(8)	Options vest monthly from January 1, 2007 through October 1, 2007.

(9)	5,567 options vest on June 30, 2007 with 11,133 options vesting monthly from July 1, 2007 through June 30, 2008.

(10)	Options vest monthly with 8,750 vesting from January 1, 2007 through July 31, 2007 and 20,000 vesting from August 1, 2007 through July 31, 2008.

(11)	Options vest monthly with 1,167 vesting from January 1, 2007 through February 15, 2007, 14,000 vesting from February 16, 2007 through February 15, 2008, 21,000 vesting from February 16, 2008 through February 15, 2009, and 28,000 vesting from February 16, 2009 through February 15, 2010.

(12)	Options vest monthly from January 1, 2007 through December 31, 2009.

(13)	Options vest monthly from January 1, 2007 through October 31, 2007.

(14)	22,917 options vest on June 30, 2007 with 45,833 options vesting monthly from July 1, 2007 through June 30, 2008.

(15)	Options vest monthly with 2,500 vesting from January 1, 2007 through March 4, 2007, 15,000 vesting from March 5, 2007 through March 4, 2008, and 20,000 vesting from March 5, 2008 through March 4, 2009.

Named Executive Officer Option Exercises — 2006 Fiscal Year

The following table presents the option awards exercised during the year ended December 31, 2006, if any, for the Named Executive Officers:

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise (1)

Jeffrey B. Bouchard	41,479	$55,997

(1)	The value realized on exercise is the difference between the closing market price of our common stock on the date of exercise and the exercise price times the number of shares acquired on exercise.

Alley CEO Transition Agreement

On December 12, 2006, Mr. Alley resigned as President and Chief Executive Officer of the Company effective December 31, 2006. The Company and Mr. Alley entered into a CEO Transition Agreement under which the Company will pay Mr. Alley six annual installments of $51,000 each, with the first payment due December 31, 2006 and the last payment due December 31, 2011. Any unpaid amounts become due and payable immediately in the event Mr. Alley involuntarily ceases to serve as a member of the Company’s Board of Directors. “Involuntarily” is defined as not at his choice; or at his choice within 90 days after he ceases being Chairman of the Board if he still wishes to serve as but is removed or not re-elected; or by his consent but in fulfillment of a condition of a Company transaction or following a transaction a condition of which is replacement or removal of a majority of the Board, or as a consequence of a change in control or proceedings pursuant to insolvency.

Under the CEO Transition Agreement, the Company will provide at no cost to Mr. Alley medical and dental benefits for up to twelve months after his termination date.

Olsen and Yonker Transition Employment and Severance Agreements

Transition Employment Agreements.  On December 12, 2006, the Company entered into individual Transition Employment Agreements with Mr. Olsen, President and Chief Executive Officer, and Mr. Yonker, Vice President and Chief Financial Officer. The term of the Transition Employment Agreements is December 12, 2006 through March 31, 2008. Under the terms of the Transition Employment Agreements, Mr. Olsen and Mr. Yonker immediately began to accrue Retention Pay, which is payable on the earlier of 1) a termination date, if terminated by the Company without cause or by Mr. Olsen or Mr. Yonker following a “good reason event” through March 31, 2008, and 2) March 31, 2008. Mr. Olsen’s Retention Pay is equal to his annual salary of $306,000 through March 31, 2007, and increases by $17,636 per month thereafter through February 29, 2008, for a potential maximum Retention Pay amount of $500,000. Mr. Yonker’s Retention Pay is equal to $85,000 through March 31, 2007, and increases by $8,182 per month thereafter through February 29, 2008, for a potential maximum Retention Pay amount of $175,000. If both Messrs. Olsen and Yonker had been terminated by the Company without cause on December 31, 2006, $306,000 and $85,000 would have been payable to Messrs. Olsen and Yonker, respectively, pursuant to their Transition Employment Agreement.

Under the Transition Employment Agreements, both Mr. Olsen and Mr. Yonker’s medical and dental benefits will continue to be effective through the later of the termination date or the end of the Transitions Employment Agreements. Additionally, the Company will provide at no cost an additional twelve months of medical and dental benefits.

Mr. Yonker resigned effective March 31, 2007. No amounts will be paid to Mr. Yonker pursuant to his Transition Employment Agreement and his Transition Employment Agreement is no longer in effect.

Severance Agreements.  Both Mr. Olsen and Mr. Yonker have severance agreements with the Company which provide, among other benefits, a severance benefit payable upon termination in the amount of twelve months of their respective base salaries, $306,000 for Mr. Olsen and $250,000 for Mr. Yonker, in the event their employment is terminated by the Company without cause. If both Messrs. Olsen and Yonker had been terminated by the Company without cause on December 31, 2006, $306,000 and $250,000 would have been payable to Messrs. Olsen and Yonker, respectively, pursuant to their Severance Agreement.

As stated previously, Mr. Yonker resigned from the Company effective March 31, 2007. Accordingly, no amounts will be paid to Mr. Yonker pursuant to his Severance Agreement and his Severance Agreement is no longer in effect.

Tobias Separation and Transition Agreement and Release

Effective December 16, 2006, the Company entered into a Separation and Transition Agreement and Release with Richard J. Tobias, the Company’s former Vice President, Engineering and Chief Technology Officer. The Agreement provides, among other benefits, a severance payment equal to twenty-eight weeks of base salary, or $132,677, which was paid in January 2007 and transition compensation equal to an additional twenty-four weeks of base salary, or $113,723, which was paid in March 2007 upon fulfillment of certain transition responsibilities.

Pixelworks Change of Control Resolutions

The Board of Directors adopted resolutions on March 22, 2002, approving a change of control and severance program for executive officers and Directors. Under the terms of the resolutions, upon a change of control, we will accelerate the vesting schedule of the options held by the executive officer or Director that would have vested during the next twelve months according to the vesting schedule associated with such options. In addition, upon a change of control, and the termination of an executive officer, or a substantial change in the executive officer’s responsibilities within 3 months prior to or 12 months following the change of control, the terminated officer will be entitled to severance payments equal to six months of base salary as in effect on the date of such termination and continuation of medical insurance benefits for a period of six months from the date of termination. Certain executive officers have individual agreements, which supersede this policy. See “Olsen and Yonker Transition Employment Agreements” above.

If a triggering event as described above had occurred on December 31, 2006, Messrs. Cui and Zhang would be entitled to a payment of $97,912 and $110,250, respectively, and vesting would have been accelerated for options to acquire 110,051 and 155,752 shares, respectively.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans:

			Number of
			Securities
	Number of		Remaining
	Securities to be	Weighted	Available for
	Issued Upon	Average	Issuance Under
	Exercise of	Exercise Price	Compensation Plans
	Outstanding	of Outstanding	(Excluding Securities
Plan Category	Options (1)	Options	in First Column) (2)

Equity Compensation Plans Approved by Shareholders (3)	5,599,924	$7.04	2,750,139
Equity Compensation Plans Not Approved by Shareholders (4)	1,244,361	$8.55	—

Total	6,844,285	$7.32	2,750,139

(1)	Excludes purchase rights under the 2000 Employee Stock Purchase Plan (the “ESPP”), which has a shareholder-approved reserve of 1,700,000 shares at December 31, 2006. Under the ESPP, each eligible employee may purchase shares of the Company’s common stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the common stock on the offering date or (ii) the fair market value on the semi-annual purchase date.

(2)	Includes shares available for future issuance under the ESPP. As of December 31, 2006, an aggregate of 491,432 shares of common stock were available for issuance under the ESPP. Upon approval by our shareholders of the adoption of our 2006 Plan on May 23, 2006, the right to issue any awards under the 1997 Plan terminated.

(3)	Consists of the Company’s 2006 Plan, 1997 Plan and ESPP.

(4)	Consists of the Company’s 2001 Nonqualified Stock Option Plan, which allowed for option grants to employees and consultants (not officers and Directors) of the Company, the Equator Technologies, Inc. 1996 Stock Option Plan and individual stock option plans assumed in connection with our acquisition of Equator Technologies, Inc. Upon approval of the adoption of the 2006 Plan, the right to issue any awards under these plans terminated.

ELECTION OF DIRECTORS
(Proposal No. 1)

The Directors of the Company are elected at the Annual Meeting to serve until their successors are elected and qualified. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees named below. If any of the nominees for Director at the Annual Meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

Our Sixth Amended and Restated Articles of Incorporation provide that if the number of Directors is fixed at eight or more, the Directors will be divided into three classes and, after a transitional period, will serve for terms of three years, with one class being elected by the shareholders each year. Pursuant to the Company’s First Restated Bylaws, the Board of Directors decreased the size of the Board to six.

If a quorum is present, the Company’s First Restated Bylaws provide that Directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

The following are Company’s nominees for Directors and current committee assignments.

Name	Age	Committees

Allen H. Alley *	52	None
Mark A. Christensen	48	Audit, Compensation (Chair), and Corporate Governance and Nominating
James R. Fiebiger	65	Compensation and Corporate Governance and Nominating (Chair)
C. Scott Gibson	54	Audit, Compensation, and Corporate Governance and Nominating
Daniel J. Heneghan	51	Audit (Chair) and Compensation
Bruce A. Walicek**	50	None

*	Chairman of the Board of Directors.

**	Lead Director.

ALLEN H. ALLEY co-founded Pixelworks and has served as Chairman of the Board of Directors since 1997. He also served as the President and Chief Executive Officer from the Company’s inception until his resignation in December 2006. In January 2007, Mr. Alley accepted an appointment from the Governor of Oregon to serve as his Deputy Chief of Staff for Energy, Transportation and Economic Development. From 1992 to 1996, Mr. Alley served as the Vice President, Corporate Development, Engineering and Product Marketing for InFocus Corporation, a leading digital projection technology and services company. From 1986 to 1992, Mr. Alley was a General Partner of Battery Ventures, a venture capital investment firm. From 1983 to 1986, Mr. Alley was the Director of Mechanical Computer Aided Engineering of Computervision Corporation, a computer-aided design software developer. From 1979 to 1983, Mr. Alley was a Lead Mechanical Engineer at Boeing Commercial Airplane Division. From 1976 to 1979, Mr. Alley served as a Product Design Engineer for the Ford Motor Company. Mr. Alley holds a B.S. in Mechanical Engineering from Purdue University.

MARK A. CHRISTENSEN has served as a Director of Pixelworks since May 2005. From 1982 to 2005, Mr. Christensen was employed at Intel Corporation in a variety of engineering, management, Director and vice president positions, with his last position being Corporate Vice President and Director of Communications Sectors for Intel Capital. In that position, Mr. Christensen was responsible for managing Intel Capital’s investments in Mobile Devices and Communications Infrastructure. In 2005, Mr. Christensen founded Global Capital Management, LLC, a consulting company for technology startup companies. Mr. Christensen is a charter member of Oregon State University’s Academy of Distinguished Engineers and has been awarded their Council of Outstanding Early Career Engineers Award. Mr. Christensen holds a B.S. in Industrial Engineering from Oregon State University and an M.B.A. from the University of Oregon.

JAMES R. FIEBIGER has served as a Director of Pixelworks since April 2006. Dr. Fiebiger is a veteran of the semiconductor industry and currently serves as a member of the Board of Directors of four publicly traded companies, including: Mentor Graphics Corporation, a leading provider of electronic hardware and software design solutions; Actel Corporation, a fabless semiconductor company producing field programmable gate arrays; QLogic Corporation, a leading provider of storage and communications equipment; and Power Integrations Inc., a fabless semiconductor company supplying high-voltage analog integrated circuits used in power conversion. Dr. Fiebiger has been a consultant to the semiconductor industry since 2004. From 1999 to 2004, he was Chairman and Chief Executive Officer of Lovoltech, a start-up fabless semiconductor company specializing in low-voltage devices. Dr. Fiebiger served as Vice Chairman of GateField Corporation, a fabless semiconductor company, from 1999 until the company was sold to Actel Corporation in 2000. From 1996 to 1999, he held the position of President and Chief Executive Officer with GateField. From 1993 until 1996, he was Managing Director and Chairman of Thunderbird Technologies Inc., a semiconductor technology licensing company. From 1987 to 1993, he was President and Chief Operating Officer of VLSI, now Phillips Semiconductors, Inc. Dr. Fiebiger has also held executive positions with leading semiconductor manufacturers including United Technologies, Motorola and Texas Instruments. He received a B.S., M.S. and Ph.D. degrees from the University of California at Berkeley.

C. SCOTT GIBSON has served as a Director of Pixelworks since May 2002. From January 1983 through February 1992, Mr. Gibson co-founded and served as President of Sequent Computer Systems, Inc., a computer systems company. Prior to co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel. Since March 1992, Mr. Gibson has been an angel investor and a Director for high technology companies. Mr. Gibson is Chairman of the Board of Radisys, Corporation (NASDAQ: RSYS), and serves on the Boards of Electroglas, Inc. (NASDAQ: EGLS), Northwest Natural Company (NYSE: NWN), TriQuint Semiconductor, Inc. (NASDAQ: TQNT) and Verigy Ltd. (NASDAQ: VRGY). Additionally, Mr. Gibson serves as Vice Chair of the Board of Oregon Health and Science University’s Governing Board, Trustee of the Franklin W. Olin College of Engineering, and on the Boards of Oregon Health and Science University Foundation and the Oregon Community Foundation. Mr. Gibson holds a B.S.E.E. and an M.B.A. from the University of Illinois.

DANIEL J. HENEGHAN has served as a Director of Pixelworks since April 2006. Mr. Heneghan currently serves as an advisor to the semiconductor industry. He most recently served as Vice President and Chief Financial Officer of Intersil Corporation, a world leader in the design and manufacture of high performance analog solutions, from 1999 to 2005. From 1980 to 1999, Mr. Heneghan worked in various management positions in finance, information technology, purchasing and operations for Harris Corporation, an international communications and information technology company serving government and commercial markets, including the position of Vice President and Controller of Harris Semiconductor Corporation, which he held from 1996 until leaving the company. Since February 2006, Mr. Heneghan has served on the Board of Directors of NTELOS Holdings Corp. (NASDAQ: NTLS). He is a graduate of Quincy University with a Bachelor of Science degree in accounting, as well as a CPA. Mr. Heneghan also earned an MBA from Western Illinois University.

BRUCE A. WALICEK has served as a Director of Pixelworks since May 2005. Since 2003, Mr. Walicek has been employed by Worldview Technology Partners, a leading venture capital firm focused on building leading U.S. technology companies. From 1996 to 2003, Mr. Walicek was employed by Deutsche Bank Alex Brown. As part of their Global Investment Banking Group, he led their Semiconductor Investment Banking effort and was involved in raising over $3 billion for companies ranging from venture backed startups to large multinational firms. Prior to Mr. Walicek’s investment banking experience, he was a Senior Equity Research Analyst covering the Semiconductor and EDA industries. Before entering the financial services industry in the mid 1990s, Mr. Walicek held a number of management positions over a 16 year career in the semiconductor industry at firms such as Texas Instruments, VLSI Technology, and Cirrus Logic. Mr. Walicek holds a B.S. in Mathematics with highest honors from Texas State University and an M.B.A. in finance from Santa Clara University. From 2003 through Mr. Walicek’s election to the Company’s Board of Directors in May 2005, Mr. Walicek served as a Corporate Business Development consultant to Pixelworks.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE FOR
THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accounting firm, as the auditors of the Company for the year ending December 31, 2007. Ratification of the selection of KPMG LLP is not required by law. However, as a matter of good corporate practice, our shareholders are being asked to approve this appointment. The affirmative vote of the holders of a majority of the votes cast at the 2007 Annual Meeting will be required to approve this appointment.

In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders.

KPMG LLP has audited the Company’s financial statements since 1997. Representatives of KPMG LLP will be at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have the opportunity to make one if they wish.

The Audit Committee pre-approves any engagement under which our independent registered public accounting firm provides audit or non-audit services to the Company. The authority to pre-approve services may be delegated to one designated member of the Audit Committee. If a designated member does pre-approve services, the approval is reported to the full committee at its next regularly scheduled meeting. During 2006 and 2005, the Audit Committee pre-approved 100% of the audit and non-audit services provided by KPMG LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2007.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2007 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each Director, executive officer (and, for a specified period, certain former Directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his pertinent position or relationship, as well as transactions in such securities, by certain specified dates. Based solely on our review of these reports, we believe that during 2006, all Section 16(a) filing requirements applicable to our executive officers and Directors have been complied with, except that Mark Christensen, Anthony Simon and Bob Zhang each filed one Form 4 late to report one transaction and Anthony Simon’s Form 3 was filed late.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2008 Proxy Statement. Any such proposal must be received by the Company not later than December 12, 2007. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s Proxy Statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days or more than 90 days prior to the date of an Annual Meeting. In the event we provide notice or public disclosure of the date of the Annual Meeting less than 60 days prior to the date of the Annual Meeting, shareholders may submit a proposal or nomination not later than the 10th day following the day on which we gave notice of the Annual Meeting date.

A shareholders’ submission must include certain specific information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange

Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

ADDITIONAL INFORMATION

A copy of the Company’s 2006 Annual Report accompanies this Proxy Statement. Our 2006 Annual Report includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2006. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s common stock entitled to vote at the Annual Meeting, an additional copy of the Company’s Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2006. Written requests should be mailed to the Secretary, 8100 SW Nyberg Road, Tualatin, Oregon 97062.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/  Hans H. Olsen
Hans H. Olsen
President and Chief Executive Officer

Tualatin, Oregon
April 20, 2007

NOTICE TO EXCHANGEABLE SHAREHOLDERS

Our records show that you own exchangeable shares (“Exchangeable Shares”) in the capital of Jaldi Semiconductor Corporation (“Jaldi”), a Canadian company. The Exchangeable Shares provide you with economic and voting rights which are, as nearly as practicable, equivalent to those of holders of shares of common stock of Pixelworks, Inc. (“Pixelworks” or “the Company”), the U.S. parent of Jaldi. These rights include the right to attend and vote at meetings of the common shareholders of Pixelworks. The Company will be holding an annual meeting (the “Annual Meeting”) of its common shareholders on May 22, 2007 to:

1. Elect six directors to serve for the following year or until their successors are elected;

2.	Ratify the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year; and

3. Transact any other business that properly comes before the meeting.

At such Annual Meeting you will have voting rights, as described below, equal to the number of Exchangeable Shares you hold. You are permitted to instruct CIBC Mellon Trust Company, the Trustee under the Voting and Exchange Trust Agreement, as to how the Trustee is to vote your Exchangeable Shares at the Annual Meeting of Pixelworks. If you do not give voting instructions, the Trustee will not be entitled to exercise the voting rights attached to your Exchangeable Shares. Alternatively, you may instruct the Trustee to give you, or a person designated by you, a proxy to exercise personally the voting rights attached to your Exchangeable Shares. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed voting instruction card to the Trustee by 2:00 p.m., Eastern Daylight Savings Time on May 18, 2007. Whether or not you plan to attend, please sign, date and return the voting instruction card in the envelope provided in order to ensure that your Exchangeable Shares are represented at the Annual Meeting.

You have the right to revoke any instructions to the Trustee by giving written notice of revocation to the Trustee or by executing and delivering to the Trustee a later-dated voting instruction card. No notice of revocation or later-dated voting instruction card however, will be effective unless received by the Trustee prior to 2:00 p.m., Eastern Daylight Savings Time on May 18, 2007.

Information Relating to Pixelworks

Exchangeable Shares are exchangeable on a one-for-one basis for shares of common stock of Pixelworks and you, as a holder of Exchangeable Shares, are entitled to receive dividends from Pixelworks payable at the same time as, and on an equivalent per-share basis, any dividends paid by Pixelworks to holders of its common stock. As a result of the economic and voting equivalency between the Exchangeable Shares and shares of common stock of Pixelworks, you, as a holder of Exchangeable Shares, will have a participating interest determined by reference to Pixelworks not Jaldi. Accordingly, it is information relating to Pixelworks that is relevant to you. Enclosed in this package are Pixelworks’ Proxy Statement and Annual Report, which we urge you to read carefully.

Tualatin, Oregon
April 20, 2007

VOTING INSTRUCTION CARD

DIRECTION GIVEN BY REGISTERED HOLDERS OF EXCHANGEABLE SHARES OF
JALDI SEMICONDUCTOR CORPORATION FOR THE MAY 22, 2007 ANNUAL
MEETING OF SHAREHOLDERS OF PIXELWORKS, INC.

The undersigned, having read the Notice of Annual Meeting of Shareholders regarding the annual meeting (the “Annual Meeting”) of common shareholders of Pixelworks, Inc. (“Company”) to be held at the Company’s principal executive offices located at 8100 SW Nyberg Road, Tualatin, Oregon on May 22, 2007 at 2:00 p.m., Pacific Daylight Savings Time, the Proxy Statement dated April 20, 2007, and the accompanying Notice to Exchangeable Shareholders, receipt of each of which is hereby acknowledged, does hereby instruct and direct CIBC Mellon Trust Company (the “Trustee”), pursuant to the provisions of the Voting and Exchange Trust Agreement (the “Agreement”) dated as of September 6, 2002, among Jaldi Semiconductor Corporation of Canada (“Jaldi”), the Company, Pixelworks Nova Scotia Company and the Trustee, as follows:

PLEASE NOTE: IF NO DIRECTION IS MADE AND YOU SIGN BELOW, THE TRUSTEE IS HEREBY AUTHORIZED AND DIRECTED TO VOTE FOR PROPOSALS 1 AND 2 BELOW AND IN ITS DISCRETION AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE SELECT ONE OF A, B OR C:

☐ A.	Exercise or cause to be exercised, whether by proxy given by the Trustee to a representative of the Company or otherwise, the undersigned’s voting rights at the Annual Meeting, or any postponement or adjournment thereof, as follows:

Proposal 1.          Election of Directors:

☐ FOR           ☐ AGAINST           ☐ ABSTAIN          ☐ EXCEPTIONS

(To withhold authority to vote for any individual nominee, mark the “EXCEPTIONS”
box and strike a line through the nominee’s name below.)

Allen H. Alley
Mark A. Christensen
James R. Fiebiger
C. Scott Gibson
Daniel J. Heneghan
Bruce A. Walicek

Proposal 2.	Ratification of the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year:

☐ FOR           ☐ AGAINST           ☐ ABSTAIN

☐ B.	Deliver a proxy card to the undersigned at the Annual Meeting with respect to all Exchangeable Shares of Jaldi held by the undersigned on the record date for the Annual Meeting so that the undersigned may exercise personally the undersigned’s voting rights at the Annual Meeting or any postponement or adjournment thereof.

☐ C.	Deliver a proxy card to to attend and act for and on behalf of the undersigned at the Annual Meeting with respect to all the Exchangeable Shares of Jaldi held by the undersigned on the record date for the Annual Meeting with all the powers that the undersigned would possess if personally present and acting thereat, including the power to exercise the undersigned’s voting rights at the Annual Meeting or any postponement or adjournment thereof.

SIGNATURE

Executed on the                    day of                    , 2007

Signature: _ _

Print Name: _ _

NOTES:

(1)	A shareholder has the right to appoint a person to represent him/her at the Annual Meeting by inserting in the space provided in Alternative C the name of the person the shareholder wishes to appoint. Such person need not be a shareholder.

(2)	To be valid, this Voting Instruction Card must be signed and deposited with CIBC Mellon Trust Company, Proxy Department, in person at 320 Bay Street, Ground Floor, Toronto, Ontario, M5H 4A6 or my mail in the enclosed return envelope to P.O. Box 721, Agincourt, Ontario, M1S 0A1 or by fax to (416) 368-2502 prior to 2:00 p.m., Eastern Daylight Savings Time, on May 18, 2007 or, if the Annual Meeting is adjourned, 48 hours (excluding Sundays and holidays) before any adjourned Annual Meeting.

(3) If the shareholder is an individual, please sign exactly as your Exchangeable Shares are registered.

If Exchangeable Shares are registered in the name of an executor, administrator or trustee, please sign exactly as the Exchangeable Shares are registered. If the Exchangeable Shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided. This voting instruction card must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this voting instruction card.

(4) If a share is held by two or more persons, each should sign this Voting Instruction Card.

(5)	If this Voting Instruction Card is not dated in the space provided, it is deemed to bear the date on which it is mailed to the shareholder.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIXELWORKS SHAREHOLDERS VOTE FOR THE PROPOSALS BELOW.	Please Mark Here	☐
for Address Change or Comments SEE REVERSE SIDE

Proposal 1. Election of Directors:
01 Allen H. Alley	02 Mark A. Christensen
03 James R. Fiebiger	04 C. Scott Gibson
05 Daniel J. Heneghan	06 Bruce A. Walicek

WITHHOLD
FOR ALL	FOR ALL
☐	☐
To withhold authority to vote for any nominees, write such nominee(s) name(s) below.)

		FOR	AGAINST	ABSTAIN
Proposal 2.	Ratification of the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year.	☐	☐	☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

Please sign and date as name is imprinted hereon, including designation as executor, trustee, etc., if applicable. Joint owners should each sign. The undersigned hereby acknowledges receipt of Pixelworks’ Proxy Statement and hereby revokes any proxy or proxies previously given. The undersigned acknowledges receipt from Pixelworks, prior to the execution of this proxy, of the Company’s Proxy Statement for the 2007 Annual Meeting and the 2006 Annual Report to Shareholders.

Signature	Signature	Date

▲    FOLD AND DETACH HERE    ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Daylight Saving Time the day prior to annual meeting day.
Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/pxlw		1-866-540-5760
Use the internet to vote your proxy.		Use any touch-tone telephone to
Have your proxy card in hand when	OR	vote your proxy. Have your proxy
you access the web site.		card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PIXELWORKS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 22, 2007

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Hans H. Olsen and William C. Campbell, proxy with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Pixelworks, Inc. on May 22, 2007 and any adjournments thereof, with all powers that the undersigned would possess if personally present.

     Whether or not you expect to attend the annual meeting, please vote your shares. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your Pixelworks, Inc. account online.

Access your Pixelworks, Inc. shareholder account online via Investor ServiceDirect®(ISD).

Mellon Investor Services LLC, Transfer Agent for Pixelworks, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd/
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

PRINT AUTHORIZATION             (THIS BOXED AREA DOES NOT PRINT)
  To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013
  SIGNATURE:_____________________________________ DATE:________ TIME:_____________
  ☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)
Registered Quantity (common) 490      Broker Quantity 100